Exhibit 23.01
KPMG LLP
345 Park Avenue
New York, NY 10154
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Citigroup Inc.:
We consent to the incorporation by reference of our report of Citigroup Inc. and subsidiaries (“Citigroup”) dated February 22, 2008, except as to Notes 3, 4, 5, 6,7, 10, 11, 12, 16, 18, and 32, which are as of January 23, 2009, in the Registration Statement on Form S-3 relating to the debt securities, common stock warrants, index warrants, preferred stock, depository shares, stock purchase contracts, stock purchase units and common stock issued by Citigroup Inc., with respect to the consolidated balance sheets of Citigroup as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 2007 and 2006. We also consent to the incorporation by reference of our report dated February 22, 2008 with respect to the effectiveness of internal control over financial reporting as of December 31, 2007, and to the reference to our firm under the heading “Experts” in the Registration Statement. The aforementioned report with respect to the consolidated financial statements of Citigroup refers to changes, in 2007, in Citigroup’s methods of accounting for fair value measurements, the fair value option for financial assets and financial liabilities, uncertainty in income taxes and cash flows relating to income taxes generated by a leveraged lease transaction, and in 2006, in Citigroup’s methods of accounting for defined benefit pensions and other postretirement benefits, stock-based compensation, certain hybrid financial instruments and servicing of financial assets, and in 2005, in Citigroup’s method of accounting for conditional asset retirement obligations associated with operating leases.
/s/  KPMG LLP
New York, New York
February 17, 2009
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.